Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of May 6, 2019 (this “Agreement”), by and between MDC PARTNERS INC., a corporation existing under the laws of Canada (the “Company”), and JONATHAN MIRSKY (the “Executive”).

WITNESSETH:

WHEREAS, the Company wish to employ the Executive on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Employment

The Company agrees to employ the Executive during the Term specified in Section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.	Term

(a)           Term of Employment. Subject to the provisions contained in Sections 6 and 7, the Executive’s employment by the Company shall be for a term (the “Term”) commencing on June 17, 2019 (the “Commencement Date”) and continuing for an indefinite period thereafter unless and until either (i) the Executive shall give to the Company ninety (90) days’ advance written notice of resignation without Good Reason (as defined herein) (a “Notice of Termination”), (ii) the Executive terminates employment with Good Reason in accordance with Section 6(b), or (iii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein). Any Notice of Termination given by the Executive under Section 2(a)(i) shall specify the date of termination and the fact that the notice is being delivered pursuant to Section 2 of this Agreement. The Company shall have the right at any time during such 90-day notice period to relieve the Executive of all or any portion of his offices, duties and responsibilities and to place him on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the ‘Termination Date”.

(b)           Transition Period. During the period of time from the Commencement Date until the date on which the Company files its Quarterly Report on Form 10-Q for the period ending June 30, 2019 (the “Transition Period”), the Executive will coordinate with the Company’s current General Counsel on an appropriate transition of duties and responsibilities to the Executive for the benefit of the Company. For the avoidance of doubt, the Executive shall serve as the sole General Counsel of the Company during the Transition Period and thereafter for the remainder of the Term.

3.	Duties and Responsibilities

(a)           Title. During the Term, the Executive shall have the position of General Counsel and Corporate Secretary of the Company.

(b)           Duties. The Executive shall report directly to the Company’s Chief Executive Officer (the “MDC Executive”), at such times and in such detail as the MDC Executive shall reasonably require. Executive shall also have appropriate reporting responsibilities to the Audit Committee of the Company’s Board of Directors. The Executive shall perform such duties consistent with his position as General Counsel and Corporate Secretary, or as may be reasonably directed by the Chief Executive Officer of the Company.

(c)           Scope of Employment. The Executive’s employment by the Company as described herein shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his reasonable best efforts, and all his skill and ability to promote the interests of the Company; and (ii) carry out his duties in a competent manner and serve the Company faithfully and diligently under the direction of the MDC Executive. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or its affiliates or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive’s participation is limited to owning less than 1% of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(d)           Office Location. During the Term, the Executive’s services hereunder shall be performed at the offices of the Company to be located in Washington, D.C., subject to necessary travel requirements to other offices of the Company and partner agency locations in order to carry out his duties in connection with his position hereunder.

4.	Compensation

(a)           Base Salary. As compensation for his services hereunder, during the Term, the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of $550,000 (“Base Salary”).

(b)           Perquisite Allowance. The Company will pay to the Executive a perquisite allowance equal to $25,000 per year during the Term (the “Perquisite Allowance”), to cover the costs of leasing, insuring and maintaining an automobile and other travel expenses, professional dues as well as other perquisites, to be paid in accordance with the Company’s normal payroll practices.

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(c)           Annual Discretionary Bonus. During the Term, the Executive shall be eligible to receive an annual discretionary bonus in a target amount equal to $550,000, based upon criteria determined by the MDC Executive and the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the MDC Executive and the Compensation Committee shall deem reasonable and appropriate (the “Annual Discretionary Bonus”). The Annual Discretionary Bonus will be paid in accordance with the Company’s normal bonus payment procedures. The Annual Discretionary Bonus in respect of 2019 may be pro-rated for the Term of the Executive’s employment.

(d)           Initial Cash Bonus Award. The Company shall pay Executive a one-time bonus in an amount equal to $200,000 (the “2020 Bonus”) on or about January 15, 2020, subject to applicable withholding for federal, state and local taxes. Notwithstanding the foregoing, the Company will not be obligated to pay the 2020 Bonus in the event that Executive resigns without “Good Reason” or is terminated by the Company for “Cause” prior to December 31, 2019.

(e)            Grants under LTIP Plans. Commencing in January 2020, the Executive shall be eligible to participate in the Company’s LTIP Plans with an annual target award amount equal to $550,000, with each such award to be made on terms and conditions no more or less favorable than those of awards made to other senior executives of the Company.

(f)            Restricted Stock Inducement Grant. As soon as practicable following the Commencement Date, the Executive shall receive an award of 250,000 restricted shares of the Company’s Class A subordinate voting stock (“Class A Shares”) in accordance with and subject to the terms and conditions of a separate restricted stock agreement to be executed and delivered by the Executive and the Company (the “Initial Stock Grant”). The restricted shares granted as part of the Initial Stock Grant will become vested in three equal installments on each of the first three (3) anniversaries of the Commencement Date (each such date, a “Vesting Date”), subject to the Executive’s continued employment with the Company through the applicable Vesting Date. The Initial Stock Grant shall be subject to accelerated vesting upon (i) the Executive’s death or Disability, (ii) termination of the Executive’s employment by the Company without “Cause” or by the Executive with “Good Reason,” or (iii) a Change in Control (as defined below).

(g)           SARS Inducement Grant. As soon as practicable following the Commencement Date, the Executive shall receive an award of 250,000 stock appreciation rights (“SARs”) in respect of the Company’s Class A Shares with a base price equal to $5.00, all in accordance with and subject to the terms and conditions of a separate stock appreciation rights agreement, to be executed and delivered by the Executive and the Company (the “SAR Agreement”). The SARs granted pursuant to the SAR Agreement will become vested and exercisable in three equal installments on each of the first three (3) anniversaries of the Commencement Date (each such date, a “SAR Vesting Date”), subject to the Executive’s continued employment with the Company through the applicable SAR Vesting Date. The SARs shall be subject to accelerated vesting upon (i) the Executive’s death or Disability, (ii) termination of the Executive’s employment by the Company without “Cause” or by the Executive with “Good Reason,” or (iii) a Change in Control (as defined below). To the extent not yet exercised, any SARs issued pursuant to this Section 4(g) shall expire on the fifth anniversary of the Commencement Date.

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5.	Expenses; Health Benefits

(a)            Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)            Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any group health plans, welfare benefit plans and programs provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c)            Vacation. The Executive shall be entitled to four weeks of vacation in accordance with the Company's policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive’s fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its employees.

6.	Termination

(a)            Termination for Cause. The Company, by direction of the Board of Directors or the MDC Executive, shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean:

 (i)           the Executive’s willful failure or refusal to materially perform his duties and responsibilities as set forth in Section 3 hereof (other than as a result of a Disability pursuant to Section 6(d) hereof), or abide by the reasonable directives of the MDC Executive, or the failure of the Executive to devote all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms hereof, in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

 (ii)          the willful and unauthorized misappropriation of the funds or property of the Company;

 (iii)         the use of alcohol or illegal drugs, interfering with the performance of the Executive’s obligations under this Agreement, continuing after written warning;

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 (iv)         the conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

 (v)          the material nonconformance with the Company’s policies against racial or sexual discrimination or harassment, which nonconformance is not cured (if curable) within 20 days after written notice to the Executive by the Company;

 (vi)         the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company; and

 (vii)        any breach (not covered by any of the clauses (i) through (vi) above) of this Agreement, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to clause (i), (v) or (vii) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and it is finally determined that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause and the Executive’s rights and remedies will be governed by Section 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)           Termination by the Executive for Good Reason. Provided that a Cause event has not occurred, the Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below) at any time during the Term by written notice to the Company not more than 20 days after the occurrence of the event constituting such Good Reason. For purposes of this Agreement, “Good Reason” shall be limited to:

 (i)           a material diminution of the Executive’s position or authority as set forth in Section 3 hereof, which breach remains uncured (if curable) for a period of 10 days after written notice of such breach to the Company;

 (ii)          the Company’s material breach of the compensation and benefits provisions of Section 4 or Section 5 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company; or

 (iii)          following a Change in Control (as defined below), the Executive not holding the position of general counsel of the ultimate parent entity or other controlling entity resulting from the Change in Control transaction.

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Any notice required to be given by the Executive pursuant to this Section 6(b) shall specify the nature of the circumstance alleged to constitute Good Reason and the provisions of this Agreement relied upon, and shall specify the date of termination, which shall not be less than 30 days or more than 60 days following the date of such notice.

(c)           Termination without Cause. The Company, by direction of the Board or the MDC Executive, shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving written notice to the Executive setting forth a Termination Date.

(d)           Termination for Death or Disability. In the event of the Executive’s death, the Termination Date shall be the date of the Executive’s death. In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 360 days (such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive’s employment hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days’ prior written notice to him.

7.	Effect of Termination of Employment.

(a)           Termination by the Company for Cause; by Death or Disability; or pursuant to a Notice of Termination delivered by the Executive pursuant to Section 2(a)(i) above. In the event of the termination of the employment of the Executive (1) by the Company for Cause; (2) by reason of death or Disability pursuant to Section 6(d); or (3) pursuant to a Notice of Termination delivered by the Executive pursuant to Section 2(a)(i) above, the Executive shall be entitled to the following payments and benefits (the “Accrued Rights”):

 (i)           unpaid Base Salary and Perquisite Allowance through, and any unpaid reimbursable expenses outstanding as of, the Termination Date; and

 (ii)          all outstanding equity incentive awards (including the Initial Stock Grant and SARs) shall be treated in accordance with the governing equity plan and underlying award agreement, except as otherwise provided in Section 4(f) and Section 4(g).

In the event of termination of the employment of Executive in the circumstances described in this Section 7(a), except as expressly provided in this section or any other accrued benefits or indemnification rights under the Company’s by-laws, the Company’s other organizational documents, or this Agreement, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

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(b)           Termination by the Company without Cause or Resignation for Good Reason. In the event of termination by the Company without Cause or resignation by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits:

(i)            the Accrued Rights as provided in Section 7(a) hereof;

(ii)           his Annual Discretionary Bonus with respect to the calendar year prior to the date of termination, when otherwise payable, but only to the extent earned and approved by the Compensation Committee of the Board but not already paid; and

(iii)          an amount equal to Executive’s Base Salary for a period of six (6) months (the “Severance Amount”). The Severance Amount described in this Section 7(b)(iii), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive in a cash lump-sum not later than 60 days following the date of termination.

In the event of termination of this Agreement in the circumstances described in this Section 7(b), except as expressly provided in this section or any other accrued benefits or indemnification rights, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this Section 7(b) is conditioned upon the Executive signing and not revoking a customary separation agreement in a form reasonably satisfactory to the Company and Executive (the “Separation Agreement”). In the event the Executive breaches any provisions of the Separation Agreement or the provisions of Section 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this Section 7(b), without affecting its rights under this Agreement or the Separation Agreement.

(c)           Termination by the Company without Cause or Resignation for Good Reason following a Change of Control. If within one (1) year after the closing date of any “Change of Control” transaction, the Executive’s employment is terminated by the Company without Cause or he resigns for Good Reason, the Severance Amount shall be increased to an amount equal to the Executive’s Base Salary for a period of nine (9) months. For the purposes of this Agreement, a “Change of Control” shall be as defined in the Company’s 2016 Stock Incentive Plan.

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8.	Non-Solicitation Agreement and Protection of Confidential Information

(a)           Non-Solicitation. The parties hereto agree that the covenants given in this Section 8 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Company. Accordingly, the Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company he will participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive will obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Company places him in a position of confidence and trust with the clients and employees of the Company; and (iv) that his rendering of services to the clients of the Company necessarily will require the disclosure to the Executive of confidential information (as defined in Section 8(b) hereof) of the Company. In the course of the Executive’s employment with the Company, the Executive will develop a personal relationship with the clients of the Company and a knowledge of those clients’ affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this Section 8 were contained in this Agreement.

Accordingly, the Executive agrees during the Term that he is employed by the Company and for a period of one (1) year thereafter, he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, and regardless of the reason for his ceasing to be employed by the Company, directly or indirectly:

(i)            attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or

(ii)       employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Company.

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As used in this Section 8, the term “Company” shall include any subsidiaries of the Company and the term “client” shall mean (1) anyone who is a client of the Company on the Termination Date, or if the Executive’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of the Company at any time during the one-year period immediately preceding the Determination Date; and (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the six-month period immediately preceding the Termination Date; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Termination Date (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Termination Date, and only if the Executive participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”. In addition, “client” shall also include any clients of other companies operating within the MDC group of companies to whom the Executive rendered services (including supervisory services) at any time during the six-month period prior to the Determination Date. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall only include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(b)           Confidential Information. In the course of the Executive’s employment with the Company (and its predecessor), he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “confidential information”. The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by him or made available to him during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment with the Company or at any other time upon request. Except in connection with the Executive’s employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material; provided that the Executive shall be entitled to retain his personal files.

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(c)           Remedies. If the Executive commits or threatens to commit a breach of any of the provisions of Sections 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)           Acknowledgements. The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Sections 8(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in Sections 8(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this Section 8 (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

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(e)           Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this Section 8 and shall simultaneously provide a copy of such notice to the Company (it being agreed by the Company that such notification required under this Section 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement).

(f)            Tolling. The temporal duration of the non-solicitation covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the non-solicitation covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions.

9.	Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company’s request and expense, he will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

10.	Indemnification

Subject to Section 124 of the Canada Business Corporations Act (as amended or re-enacted from time to time and including the regulations made pursuant thereto, the “Act”), the Company shall indemnify and hold harmless, the Executive and his heirs, executors, administrators and other legal personal representatives (each, an “Indemnitee”), to the maximum extent permitted by the Act, from and against (a) any liability and all costs, charges and expenses that an Indemnitee sustains or incurs in respect of any action, suit or proceeding that is proposed, threatened or commenced against an Indemnitee for or in respect of anything done or permitted by the Executive in respect of the execution of the duties of his office; and (b) all other costs, charges and expenses that the Executive sustains or incurs in respect of the affairs of the Company. The Company shall also indemnify the Executive in such other circumstances to the maximum extent as the Act permits or requires. To the extent permitted by the Act, the Company will advance or reimburse any expenses, including reasonable attorneys’ fees, incurred by an Indemnitee in investigating and defending any actual or threatened action, suit or proceeding for which an Indemnitee may be entitled to indemnification under this Section 10.

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11.	Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

12.	Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under Section 7 of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

13.	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

14.	Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

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15.	Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, facsimile transmission (if electronically confirmed), or electronic mail, and in each case addressed as follows:

If to the Executive:

Jonathan Mirsky

jonathan.b.mirsky@gmail.com

If to the Company:

MDC Partners Inc.

745 Fifth Avenue, 19th Floor

New York, NY 10151

Attention: Chief Financial Officer

Fax: (212) 937-4365

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

16.	Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules thereof.

17.	No Conflict

Except as previously disclosed in writing to the Company, the Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

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18.	Entire Agreement; Counterparts

This Agreement and the documents referenced herein represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior term sheets, agreements, plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby. This Agreement may be executed in two counterparts or by pdf.

19.	Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.	No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

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21.	409A Compliance

This Agreement is intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so interpreted. For purposes of this Agreement, a termination of Executive’s services on the date of termination shall be determined in a manner consistent with the rules relating to “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding anything herein to the contrary, (i) if on the date of termination Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination the Agreement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will (A) defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the date of termination (or the earliest date as is permitted under Section 409A of the Code), and (B) add to such payment or benefit an interest payment for the six-month period calculated using the short-term Applicable Federal Rate (monthly compounded) as in effect on the date of termination under Section 1274(d) of the Internal Revenue Code and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a “separate payment” within the meaning of Section 409A of the Code.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MDC PARTNERS INC.

By:
Mark Penn,
Chief Executive Officer

Jonathan Mirsky

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